Exhibit 99.(a)(2)

Certificate of Amendment

to the

Certificate of Trust

of

DLJ High Yield Bond Fund

and

Certificate of the Secretary

The undersigned Secretary of DLJ High Yield Bond Fund (the “Fund”), a Delaware business trust governed by a written Agreement and Declaration of Trust (the “Declaration of Trust”) dated April 24, 1998 that was duly executed and filed with the office of the Secretary of State of Delaware on April 24, 1998, DOES HEREBY CERTIFY THAT:

FIRST:                    On February 1, 2001, the Trustees of the Trust, pursuant to Section 11.3 of the Declaration of Trust, duly adopted an amendment to the Fund’s Declaration of Trust whereby Section 2.1 was amended, in its entirety, to read:

2.1 Number and Qualification. Prior to a public offering of Shares, there may be a sole Trustee and thereafter, the number of Trustees shall be no less than three or more than fifteen, provided, however, that the number of trustees may be increased or decreased by a written instrument signed by a majority of the Trustees then in office. No reduction in the number of Trustees shall have the effect of removing any Trustee from office prior to the expiration of his term. An individual nominated as a Trustee shall be at least 21 years of age at the time of nomination and not under any legal disability. Trustees need not own Shares and may succeed themselves in office;

and

SECOND:               That the amendment to the Fund’s Declaration of Trust will not be effective until the filing date with the State of Delaware of this Certificate of Amendment.

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 02:30 PM 02/07/2001
010062994 - 2888496

IN WITNESS WHEREOF the undersigned has executed this certificate on this 6th day of February, 2001.

/s/ Martin Jaffe
Martin Jaffe
Secretary

STATE OF NEW YORK	)
ss:
COUNTY OF NEW YORK	)

On this 6th day of February 2001 before me personally came Martin Jaffe to me known, who being duly sworn by me, did depose and say that he is Secretary of DLJ High Yield Bond Fund, a trust organized under the laws of the State of Delaware, the trust described in the foregoing instrument; that he knows the seal of said trust; that the seal affixed to said instrument is such trust seal; that it was so affixed by order of the trustees of said trust, and that he signed his name thereto by order.

/s/ Bonnie S. Melamed
Notary Public

Bonnie S. Melamed
Notary Public, State of New York
No 01ME6052465
Qualified in New York County
Commission Expires Dec. 18, 2002